                            Amendment to the By-Laws
                                       of
                 Warburg, Pincus Large Company Growth Fund, Inc.


     Pursuant to Article VIII of the By-Laws of Warburg, Pincus Large Company Growth Fund, Inc. the name has changed to Warburg, Pincus Aggressive Growth Fund, Inc.

Dated the 10th day of May, 2000